SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 25, 2005

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-4471	16-0468020
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Long Ridge Road

P. O. Box 1600

Stamford, Connecticut 06904-1600

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On January 25, 2005, Registrant released its fourth quarter 2004 earnings and is furnishing a copy of the earnings release to the Securities and Exchange Commission under Item 2.02 of this Current Report on Form 8-K. Attached as Exhibit A to this Report is a copy of Registrant’s fourth quarter 2004 earnings release.

The information contained in this Report and Exhibit A to this Report shall not be deemed “filed” with the Commission for purposes of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liability of that section.

Forward Looking Statements

The words words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to Registrant, are intended to identify forward-looking statements. Such statements reflect Registrant’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Registrant does not intend to update these forward-looking statements.

Registrant is making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors, including without limitation those that are included in Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Such factors could cause actual results to differ materially from those contemplated by the forward-looking statements and other public statements Registrant makes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this Report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

By:	/s/ Gary R. Kabureck
Gary R. Kabureck Vice President and Chief Accounting Officer

Date: January 25, 2005

EXHIBIT INDEX

Exhibit No.	Description

A	Registrant’s fourth quarter 2004 earnings release dated January 25, 2005.

Exhibit A

Public Relations Office: 800 Long Ridge Road Stamford, Conn. 06904 203-968-4644	News from Xerox FOR IMMEDIATE RELEASE

XEROX REPORTS FOURTH-QUARTER 2004 EARNINGS

OF 24 CENTS PER SHARE

“... we delivered another quarter – and another year – of earnings growth,

driven by a rich product portfolio and a lean business model.”

•	Total revenue of $4.3 billion, up 1 percent
•	Revenue from color up 21 percent
•	Operating cash flow of $816 million; $3.2 billion cash balance

STAMFORD, Conn., Jan. 25, 2005 – Xerox Corporation (NYSE: XRX) today announced fourth-quarter 2004 earnings of 24 cents per share that reflect increased sales of industry-leading color technology, demand for document services and continued operational excellence.

“In 2004 Xerox announced 40 new products, accelerated the growth of Xerox Global Services by helping customers streamline work processes, and drove demand for our industry-leading color technology with the Xerox iGen3® digital color production press, DocuColor® systems and Phaser® solid ink printers,” said Anne M. Mulcahy, Xerox chairman and chief executive officer. “We’re winning customers and beating the competition by delivering Smarter Document ManagementSM that reduces costs and improves productivity for businesses small to large.

“At the same time, we continue to strengthen our operations through a sharp focus on reducing costs and debt, generating significant operating cash flow and increasing shareholder value. The end result: we delivered another quarter – and another year – of earnings growth, driven by a rich product portfolio and a lean business model.”

Xerox Fourth-Quarter 2004 Earnings Report / 2

Equipment sales grew about 3 percent in the fourth quarter and total revenue was $4.3 billion, an increase of 1 percent from the fourth quarter of 2003. Both equipment sales and total revenue included a currency benefit of 3 percentage points.

The overall post-sale trend improved as the revenue stream from new digital systems and services partially offset declines from the company’s older light lens technology and weak performance in Brazil, both of which significantly impacted total revenue. To drive growth in Brazil, the company continues its implementation of a two-tier distribution channel.

Fourth-quarter revenue from Xerox’s targeted growth areas – office digital, production digital and value-added services – grew 5 percent year over year and now represents about 76 percent of the company’s revenue.

Revenue from color products grew 21 percent in the fourth quarter and is a key driver of Xerox’s growth strategy as the increasing volume of pages printed on Xerox’s color systems flows through to post-sale revenue. Color revenue represents 27 percent of Xerox’s total revenue, a year-over-year increase of 5 percentage points.

The company continues to deliver double-digit growth in Xerox Global Services, which offers consulting, imaging and content management. Increasingly, information technology companies are partnering with Xerox to integrate Xerox’s expertise in document management with IT infrastructure services. Last month, Xerox and EDS announced a $40 million contract with Barclays Plc to manage Barclays’ procurement, service, and helpdesk for more than 2,250 Xerox and other devices across nearly 200 Barclays Group office sites in the United Kingdom. Revenue from Xerox’s value-added service offerings such as this grew 25 percent in the fourth quarter.

Xerox Fourth-Quarter 2004 Earnings Report / 3

Through the company’s production business, Xerox continues to lead the “new business of printing” by helping commercial printers and document-intensive industries complement offset printing with the more dynamic world of digital.

Production revenue was up 1 percent in the fourth quarter, largely due to a 10 percent increase in production equipment sales. Install activity in the fourth quarter was more heavily weighted toward higher-end digital color systems like the Xerox iGen3 and DocuColor 8000, which generate strong revenue and higher page volumes that flow through to future post-sale growth. As a result, production color installs were down 4 percent and install activity in production monochrome declined 9 percent. For production monochrome, the success of the Xerox Nuvera™ copier/printer light production system only partially offset declines from light lens as well as declines in production publishing. In this segment, activity was impacted by customers choosing to delay purchasing decisions until the North American launch of the Xerox Nuvera digital production system scheduled for next month.

Total revenue from Xerox’s office business was flat with equipment sales down 1 percent in the fourth quarter largely due to product mix; the company sold a greater proportion of lower-priced desktop units compared to the fourth-quarter of 2003. However, install activity was strong with office color multifunction systems up 17 percent and office color printing installs up 135 percent driven by laser and solid ink printers. Installs of office monochrome products were up 6 percent reflecting strong placements of Xerox WorkCentre® desktop multifunction systems.

Xerox continues to bolster its line-up of competitively priced office systems designed for workgroups of any size. In the fourth quarter, the company launched 12 new office products that set the industry standard for speed and functionality. Earlier this month, Xerox announced eight more products including two high-speed multifunction systems and digital copiers that target the 41-90 pages-per-minute segment of the market, which represents a substantial portion of the office business.

Xerox Fourth-Quarter 2004 Earnings Report / 4

The company reported fourth-quarter selling, administrative and general expenses of 25 percent of revenue, its lowest in the past decade. Fourth-quarter gross margins were 40 percent reflecting particularly strong performance in desktop office products and light production systems that impacted traditional product mix. The decline in gross profit from decreased revenue in Brazil also had an adverse impact on the company’s overall gross margins.

Xerox generated operating cash flow of $816 million in the fourth quarter and ended the year with $1.8 billion in operating cash flow after contributing about $400 million to pension plans. The company’s year-end cash balance was $3.2 billion, an increase of about $750 million from year-end 2003. Debt was down more than $1 billion year over year.

“We stayed well connected to our customers this past year, leveraging the power of Xerox people and solidifying our position as the global leader in document management, technology and services,” said Mulcahy. “We’re proud of our significant accomplishments and intend to build on this progress in 2005.”

For the first quarter of 2005, Mulcahy said she expects earnings in the range of 17-20 cents per share.

Full-Year 2004 Results

•	Net income of $859 million or 86 cents per share, including 8 cents per share from the gain on Xerox’s sale of its ownership position in ContentGuard.

•	Equipment sale revenue of $4.5 billion, an increase of 5 percent from $4.3 billion in 2003, including a 3 percentage point currency benefit.

Xerox Fourth-Quarter 2004 Earnings Report / 5

•	Total revenue of $15.7 billion, which remains unchanged from 2003, including a 3 percentage point currency benefit.

•	Debt balance of $10.1 billion, a reduction of more than $1 billion from year-end 2003.

•	Operating cash flow of $1.8 billion.

•	Year-end cash balance of $3.2 billion.

-XXX-

Media Contacts:

Christa Carone, Xerox Corporation, on Jan. 25: 203-968-3086, after Jan. 25:

585-423-5074, christa.carone@xerox.com

Bill McKee, Xerox Corporation, 585-423-4476, bill.mckee@xerox.com

NOTE TO EDITORS: This release contains forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s third-quarter 2004 Form10-Q filed with the SEC.

For presentation slides and more information about Xerox, visit www.xerox.com/investor. XEROX®, Xerox Nuvera™, iGen3®, Phaser®, WorkCentre® and Smarter Document ManagementSM are trademarks of XEROX CORPORATION. DocuColor is a registered trademark licensed to Xerox Corporation.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except per share data)	2004	2003	% Change	2004	2003	% Change
Revenues
Sales	$2,167	$2,082	4%	$7,259	$6,970	4%
Service, outsourcing and rentals	1,927	1,962	(2)%	7,529	7,734	(3)%
Finance income	232	248	(6)%	934	997	(6)%

Total Revenues	4,326	4,292	1%	15,722	15,701	—

Costs and Expenses
Cost of sales	1,412	1,316	7%	4,688	4,436	6%
Cost of service, outsourcing and rentals	1,096	1,066	3%	4,306	4,311	—
Equipment financing interest	85	88	(3)%	345	362	(5)%
Research and development expenses	191	200	(5)%	760	868	(12)%
Selling, administrative and general expenses	1,081	1,112	(3)%	4,203	4,249	(1)%
Restructuring charges	24	120	(80)%	86	176	(51)%
Gain on affiliate’s sale of stock	—	—	—	—	(13)	*
Other expenses, net	109	60	82%	369	876	(58)%

Total Costs and Expenses	3,998	3,962	1%	14,757	15,265	(3)%

Income from Continuing Operations before Income taxes and Equity Income**	328	330	(1)%	965	436	*
Income taxes	120	123	(2)%	340	134	*
Equity in net income of unconsolidated affiliates	32	15	*	151	58	*

Income from Continuing Operations	240	222		776	360
Gain on sale of ContentGuard, net of income taxes of $ 26	—	—	—	83	—	*

Net Income	$240	$222	8%	$859	$360	*
Less: Preferred stock dividends, net	(14)	(25)	(44)%	(73)	(71)	3%

Income Available to Common Shareholders	$226	$197	15%	$786	$289	*

Basic Earnings per share:
Earnings from Continuing Operations	$0.26	$0.25	4%	$0.84	$0.38	*
Net Earnings per Share	$0.26	$0.25	4%	$0.94	$0.38	*

Diluted Earnings per share:
Earnings from Continuing Operations	$0.24	$0.22	9%	$0.78	$0.36	*
Net Earnings per Share	$0.24	$0.22	9%	$0.86	$0.36	*

Note:	Certain reclassifications of prior year amounts have been made to these financial statements to conform to the current year presentation.
*	Percent not meaningful.
**	Referred to as “pre-tax income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	December 31, 2004	December 31, 2003
Assets
Cash and cash equivalents	$3,218	$2,477
Accounts receivable, net	2,076	2,159
Billed portion of finance receivables, net	377	461
Finance receivables, net	2,932	2,981
Inventories	1,143	1,152
Other current assets	1,182	1,105

Total Current Assets	10,928	10,335
Finance receivables due after one year, net	5,188	5,371
Equipment on operating leases, net	398	364
Land, buildings and equipment, net	1,759	1,827
Investments in affiliates, at equity	845	644
Intangible assets, net	297	325
Goodwill	1,848	1,722
Deferred tax assets, long-term	1,521	1,526
Other long-term assets	2,100	2,477

Total Assets	$24,884	$24,591

Liabilities and Equity

Short-term debt and current portion of long-term debt	$3,074	$4,236
Accounts payable	1,037	1,010
Accrued compensation and benefits costs	637	632
Unearned income	243	251
Other current liabilities	1,309	1,540

Total Current Liabilities	6,300	7,669
Long-term debt	7,050	6,930
Pension and other benefit liabilities	1,189	1,058
Post-retirement medical benefits	1,180	1,168
Liability to subsidiary trusts issuing preferred securities	717	1,809
Other long-term liabilities	1,315	1,278

Total Liabilities	17,751	19,912

Series B convertible preferred stock	—	499
Series C mandatory convertible preferred stock	889	889
Common stock, including additional paid in capital	4,881	3,239
Retained earnings	2,101	1,315
Accumulated other comprehensive loss	(738)	(1,263)

Total Liabilities and Equity	$24,884	$24,591

Shares of common stock issued and outstanding were (in thousands) 955,997 and 793,884 at December 31, 2004 and December 31, 2003 respectively.

2

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2004	2003	2004	2003
Cash Flows from Operating Activities
Net income	$240	$222	$859	$360
Adjustments required to reconcile net income to cash flows from operating activities:
Gain on sale of ContentGuard	—	—	(83)	—
Depreciation and amortization	175	182	686	748
Provisions for receivables and inventory	25	49	159	302
Net gain on sales of businesses and assets	(3)	(1)	(50)	(1)
Distributed (undistributed) equity in net income of unconsolidated affiliates	4	(4)	(89)	(37)
Loss on early extinguishment of debt	—	—	—	73
Restructuring and other charges	24	120	86	176
Cash payments for restructurings	(45)	(46)	(187)	(345)
Contributions to pension benefit plans	(33)	(16)	(409)	(672)
Early termination of derivative contracts	—	136	74	136
Decrease (increase) in inventories	247	127	(38)	62
Increase in on-lease equipment	(59)	(59)	(234)	(166)
(Increase) decrease in finance receivables	(105)	(49)	337	496
Decrease (increase) in accounts receivable and billed portion of finance receivables	103	(10)	224	164
Increase in accounts payable and accrued compensation	186	261	333	408
Net change in income tax assets and liabilities	59	58	86	(73)
Increase (decrease) in other current and long-term liabilities	16	(7)	(79)	(37)
Other, net	(18)	8	75	285

Net cash provided by operating activities	816	971	1,750	1,879

Cash Flows from Investing Activities
Cost of additions to land, buildings and equipment	(73)	(71)	(204)	(197)
Proceeds from sales of land, buildings and equipment	7	5	53	10
Cost of additions to internal use software	(13)	(19)	(48)	(53)
Proceeds from divestitures and investments, net	4	6	191	35
Acquisitions, net of cash acquired	(12)	—	(12)	—
Net change in escrow and other restricted investments	7	193	223	254

Net cash (used in) provided by investing activities	(80)	114	203	49

Cash Flows from Financing Activities
Cash proceeds from new secured financings	462	841	2,061	2,450
Debt payments on secured financings	(435)	(604)	(1,906)	(2,181)
Net cash payments on other debt	(1,042)	(1,194)	(1,422)	(4,044)
Net proceeds from issuance of mandatory convertible preferred stock	—	—	—	889
Proceeds from issuances of common stock	20	9	73	477
Dividends on preferred stock	(14)	(25)	(83)	(57)
Dividends to minority shareholders	(2)	(1)	(16)	(4)

Net cash used in financing activities	(1,011)	(974)	(1,293)	(2,470)

Effect of exchange rate changes on cash and cash equivalents	98	96	81	132

(Decrease) increase in cash and cash equivalents	(177)	207	741	(410)
Cash and cash equivalents at beginning of period	3,395	2,270	2,477	2,887

Cash and cash equivalents at end of period	$3,218	$2,477	$3,218	$2,477

3

Xerox Corporation

Segment Revenues and Operating Profit

	Three Months Ended Dec. 31,
(in millions, except margins)	2004	2003	Change
Revenues *
Production	$1,307	$1,297	1%
Office	2,082	2,076	—
Developing Markets Operations (DMO)	464	486	(5)%
Other	473	433	9%

Total Revenues	$4,326	$4,292	1%

Memo: Color**	$1,166	$960	21%

Operating Profit *
Production	$162	$161	$1
Office	256	240	16
DMO	7	59	(52)
Other	(43)	(50)	7

Total Operating Profit	$382	$410	$(28)

Operating Margin *
Production	12.4%	12.4%	—	pts
Office	12.3%	11.6%	0.7	pts
DMO	1.5%	12.1%	(10.6	)pts
Other	(9.1)%	(11.5)%	2.4	pts

Total Operating Margin	8.8%	9.6%	(0.8	)pts

Reconciliation to pre-tax income
Segment Operating Profit	$382	$410
Reconciling items:
Restructuring and asset impairment charges	(24)	(120)
Other unallocated items	2	55
Allocated item:
Equity in net income of unconsolidated affiliates	(32)	(15)

Pre-tax income	$328	$330

*       In 2004, we reclassified the operations of our Central and Eastern European entities to DMO. As a result, 2003 revenue of $147 million was reclassified from Production, Office and Other to DMO. The impact for the fourth quarter 2003 was as follows: (in millions): Production: $(12); Office: $(17); DMO: $45; Other: $(16). Operating profit was reclassified for this change as well as for certain other expense allocations. The impact for the fourth quarter of 2003 was as follows (in millions): Production: $(5); Office: $(2); DMO: $(8); Other: $(1).

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm; North America & Europe
Office:	Monochrome up to 90 ppm; Color up to 40 ppm; North America & Europe
DMO:	Operations in Latin America, Central-Eastern Europe, Middle East, India, Eurasia, Russia and Africa
Other:	Paper, SOHO, Wide Format Systems, Xerox Technology Enterprises (XTE), consulting, equity income and non-allocated corporate items

** Color revenues represent a subset of total revenues.

Financial Review

Summary

	Three Months Ended Dec. 31,
(in millions)	2004	2003	Change
Equipment sales	$1,429	$1,381	3%
Post sale and other revenue	2,665	2,663	—
Finance income	232	248	(6)%

Total Revenues	$4,326	$4,292	1%

Reconciliation to Condensed Consolidated Statements of Income
Sales	$2,167	$2,082
Less: Supplies, paper and other sales	(738)	(701)

Equipment Sales	$1,429	$1,381

Service, outsourcing and rentals	$1,927	$1,962
Add: Supplies, paper and other sales	738	701

Post sale and other revenue	$2,665	$2,663

Total fourth quarter 2004 revenues of $4.3 billion increased one percent from the 2003 fourth quarter including a 3-percentage point benefit from currency. Equipment sales grew 3 percent in the fourth quarter 2004 reflecting a 3-percentage point benefit from currency. The success of our color and digital light production products continued and was offset by mix to lower-end products in office monochrome segments. 2004 fourth quarter post sale and other revenue was essentially unchanged from the 2003 fourth quarter as declines in older light lens technology products and developing market operations (“DMO”), driven primarily by Brazil, were offset by digital office and production color growth as well as a 3-percentage point currency benefit. The Brazil and light lens declines reflect reductions in equipment at customer locations and related page volume declines. Finance income declined 6 percent, including a 3-percentage point benefit from currency.

2004 fourth quarter net income was $240 million, or $0.24 per diluted share. Fourth quarter 2004 net income included after-tax restructuring charges of $13 million ($24 million pre-tax). 2003 fourth quarter net income of $222 million, or $0.22 per diluted share, included after-tax restructuring charges of $76 million ($120 million pre-tax) and a $37 million after-tax ($61 million pre-tax) litigation provision reduction following court approval to settle the pension-related Berger v. Retirement Income Guarantee Plan (RIGP) litigation.

The calculations of basic and diluted earnings per share are enclosed as Appendix I.

Operations Review

Revenues for the three months ended December 31, 2004 and 2003 were as follows:

(in millions)	Production	Office	DMO	Other	Total
2004
Equipment sales	$484	$737	$150	$58	$1,429
Post sale and other revenue	743	1,199	311	412	2,665
Finance income	80	146	3	3	232

Total Revenue	$1,307	$2,082	$464	$473	$4,326

2003
Equipment sales	$441	$746	$152	$42	$1,381
Post sale and other revenue	761	1,182	331	389	2,663
Finance income	95	148	3	2	248

Total Revenue	$1,297	$2,076	$486	$433	$4,292

Equipment sales of $1,429 million in the fourth quarter 2004 increased 3 percent from $1,381 million in the fourth quarter 2003 reflecting significant color and digital light production growth as well as a 3-percentage point benefit from currency, which were partially offset by mix in office monochrome products to the lower-end. Equipment sales results reflect the success of our technology investments and the resulting product launches as approximately two-thirds of the 2004 fourth quarter equipment sales were generated from products launched in the past 24 months and the Xerox iGen3®. Color equipment sales continued to grow rapidly in the fourth quarter 2004 and represented about one-third of total equipment sales.

Production: 2004 fourth quarter equipment sales grew 10 percent from the fourth quarter 2003 as favorable product mix and favorable currency more than offset modest install declines and low single-digit price declines. Color equipment sales growth reflects improved product mix, as the Xerox iGen3 and the newly launched DocuColor® 8000 became a larger portion of the total units sold. Growth in Production monochrome equipment sales reflects strong Xerox 2101 and Xerox Nuvera™ 100 and 120 copier/printer install growth, which was only partially offset by a decline in high-end publishing and printing systems installs.

Office: 2004 fourth quarter equipment sales declined one percent from the 2003 fourth quarter as product mix and price declines of about 5 percent more than offset install growth and favorable currency. Product mix reflects an increased proportion of low-end equipment sales due to very strong growth in low-end monochrome multifunction devices (“Segments 1&2”) and recently launched office printers.

DMO: Equipment sales in the fourth quarter 2004 declined $2 million from the 2003 fourth quarter, as declines in Brazil were only partially offset by growth in geographies where we successfully operate a two-tiered distribution model, such as Russia and Central and Eastern Europe. During the 2004 fourth quarter, we continued our transition to a two-tiered distribution model in Latin America to expand market coverage.

Post sale and other revenues of $2,665 million were essentially unchanged from the fourth quarter 2003 as a 3-percentage point benefit from currency offset declines from lower equipment populations. Post sale revenue is largely a function of the equipment at customer locations, the volume of pages produced by our customers on that equipment, the proportion of color pages, and associated services. Fourth quarter 2004 supplies, paper and other sales of $738 million (included within post sale and other revenue) grew 5 percent compared to the 2003 fourth quarter. Service, outsourcing and rental revenue of $1,927 million declined 2 percent from the 2003 fourth quarter as lower equipment populations and related page volumes more than offset currency benefits.

Production: 2004 fourth quarter post sale and other revenue declined 2 percent as monochrome declines, driven primarily by lower page volumes, more than offset very strong color page growth and favorable currency.

Office: 2004 fourth quarter post sale and other revenue grew one percent as favorable currency as well as digital monochrome and color page growth were only partially offset by page declines in older light lens technology.

DMO: 2004 fourth quarter post sale and other revenue declined 6 percent, primarily reflecting Brazil’s rental equipment population declines. In response, we have continued our transition to a two-tiered distribution model which is intended to increase, over time, sales of office devices and the associated supplies and service revenue.

Other: 2004 fourth quarter post sale and other revenue increased 6 percent from the 2003 fourth quarter as the favorable impact of currency and growth in paper and other revenues more than offset declines in SOHO supply sales following our 2001 exit from this business.

Key Ratios and Expenses

	Q4 2004	Q4 2003
Gross Margin
Sales	34.8%	36.8%
Service, outsourcing and rentals	43.1%	45.7%
Financing	63.4%	64.5%
Total	40.1%	42.5%

R&D % revenue	4.4%	4.7%
SAG % revenue	25.0%	25.9%

Fourth quarter 2004 total gross margin of 40.1 percent decreased 2.4 percentage points from the fourth quarter 2003. About 1.3 percentage points of the decline resulted from a greater proportion of lower gross margin products in office, production and other segments and approximately one percentage point of the decline resulted from the DMO segment. The declines in DMO related to Brazil’s revenue which has declined faster than declines in its cost levels, and product mix to lower gross margin products in various DMO geographies. Sales gross margin in the 2004 fourth quarter decreased 2.0 percentage points from the 2003 fourth quarter primarily related to mix in all segments. Service, outsourcing and rentals gross margin declined 2.6 percentage points from the fourth quarter 2003. About 0.7 percentage points of the decline is attributed to DMO where Brazil’s revenue has declined faster than its cost levels. The balance of the decline primarily relates to mix.

Research and development (R&D) expense of $191 million was $9 million less than the fourth quarter 2003. We continue to invest in technological development, particularly in color, and believe our R&D spending is at an adequate level to remain technologically competitive. Xerox R&D remains strategically coordinated with that of Fuji Xerox.

Selling, administrative and general (SAG) expenses of $1,081 million in the 2004 fourth quarter declined $31 million from the 2003 fourth quarter primarily due to general and administrative expense efficiencies, bad debt expense reductions and increased favorable business and use tax adjustments of $12 million which were only partially offset by an adverse currency impact of $33 million. The $12 million of favorable business and use tax adjustments resulted from a change in the estimated amounts payable to several domestic tax jurisdictions as well as favorable tax audit experience. Fourth quarter 2004 bad debt expense of $10 million was $31 million lower than the fourth quarter 2003 reflecting improvements in collections performance, receivables aging and write-off trends.

In the fourth quarter 2004, we recorded restructuring charges of $24 million primarily consisting of new severance actions. The remaining restructuring reserve balance at December 31, 2004 for all restructuring programs was $117 million.

Worldwide employment of 58,100 declined by 1,200 from the 2004 third quarter due to reductions attributable to our restructuring programs and attrition.

Other expenses, net for the three months ended December 31, 2004 and 2003 were as follows:

(in millions)	2004	2003
Non-financing interest expense	$93	$101
Interest income	(17)	(26)
Currency losses, net	27	19
Gain on sales of businesses and assets	(10)	(1)
Legal and regulatory matters	(6)	(61)
Amortization of intangible assets	10	9
All other, net	12	19

Total	$109	$60

Fourth quarter 2004 non-financing interest expense of $93 million declined $8 million from the fourth quarter of 2003. Lower debt balances and the December 2004 redemption of the trust preferred securities reduced expense by about $22 million. These declines were partially offset by interest rate increases and the absence of a $6 million benefit in the fourth quarter 2003 from the reversal of interest related to the Berger litigation.

Fourth quarter 2004 interest income decreased $9 million compared to the fourth quarter 2003 primarily due to the absence of $13 million of interest income related to Brazilian tax credits that became realizable in the fourth quarter 2003.

We recorded $27 million of currency losses in the fourth quarter 2004 compared to $19 million of currency losses in the fourth quarter 2003. The increased 2004 losses primarily relate to the mark-to-market of derivatives that are economically hedging the cost of future foreign currency denominated inventory purchases in both Europe and the United States.

Gain on sales of businesses and assets of $10 million in the 2004 fourth quarter primarily reflects a $7 million favorable purchase price adjustment associated with a prior year sale of business.

Legal and regulatory matters in the 2004 fourth quarter reflect the adjustment of an estimate associated with a previously recorded litigation accrual, partially offset by expenses associated with the resolution of various legal matters, none of which was individually material. Legal and regulatory matters in the 2003 fourth quarter represent a $61 million litigation provision reduction following court approval to settle the pension-related Berger v. RIGP litigation.

In the fourth quarter 2004, we recorded income tax expense of $120 million compared with income tax expense of $123 million in the fourth quarter 2003. The effective tax rates for the fourth quarter 2004 and 2003 were 36.6 and 37.3 percent, respectively. The difference between the 2004 fourth quarter effective tax rate and the U.S. statutory tax rate relates primarily to the geographical mix of income before taxes and the related tax rates in those jurisdictions and to losses in certain jurisdictions where we are not providing tax benefits and continue to maintain deferred tax valuation allowances. Partially offsetting this impact is the favorable settlement of tax audits. The difference between the 2003 fourth quarter effective tax rate and the U.S. statutory tax rate relates primarily to the geographical mix of income before taxes and the related tax rates in those jurisdictions. Partially offsetting this impact are tax benefits arising from the reversal of valuation allowances on deferred tax assets following re-evaluation of their future realization due to improved financial performance in certain foreign jurisdictions.

Our effective tax rate will change based on nonrecurring events as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions. We anticipate that our effective tax rate for 2005 will approximate 38.0 percent.

Equity in net income of unconsolidated affiliates primarily reflects our 25 percent share of Fuji Xerox’s net income.

Segment Operating Profit

Total segment operating profit of $382 million in the fourth quarter 2004 declined $28 million from $410 million in the fourth quarter 2003. The 2004 fourth quarter total segment operating margin of 8.8 percent decreased 0.8 percentage points from the 2003 fourth quarter primarily reflecting reduced gross margins which were partially offset by decreased bad debt expense and increased equity in net income of unconsolidated affiliates.

Production: Production operating profit of $162 million and operating margin of 12.4 percent in the fourth quarter 2004 were essentially unchanged from the fourth quarter 2003. Modest declines in gross margins, due to product mix, and selling expense increases resulting from investments in sales resources, were offset by reductions in G&A expense, bad debt expense improvement and R&D efficiencies.

Office: Office operating profit was $256 million in the fourth quarter 2004 compared to $240 million in the fourth quarter 2003. The 2004 fourth quarter Office operating margin of 12.3 percent increased 0.7 percentage points from the 2003 fourth quarter primarily reflecting decreased SAG expenses which were partially offset by modest gross margin declines due to product mix.

DMO: DMO operating profit was $7 million in the fourth quarter 2004 compared to $59 million in the fourth quarter 2003. The decline primarily reflects the impacts from Brazil where revenue has declined faster than cost and expense reductions as well as product mix in various geographies toward lower end products.

Other: Fourth quarter 2004 Other operating loss of $43 million improved $7 million from the fourth quarter 2003, primarily reflecting increased equity income from Fuji Xerox.

Capital Resources and Liquidity

Cash Flow Analysis

The following table summarizes our cash flows for the three months ended December 31, 2004 and 2003 as reported in our Condensed Consolidated Statements of Cash Flows:

	Three Months Ended Dec. 31,
(in millions)	2004	2003
Cash Flows from Operating Activities	$816	$971
Cash Flows from Investing Activities	(80)	114
Cash Flows from Financing Activities	(1,011)	(974)
Effect of exchange rate changes	98	96

(Decrease) increase in cash and cash equivalents	(177)	207
Cash and cash equivalents at beginning of period	3,395	2,270

Cash and cash equivalents at end of period	$3,218	$2,477

Fourth quarter 2004 cash flows from operating activities of $816 million decreased $155 million from the 2003 fourth quarter. The decrease primarily results from $136 million generated by the early termination of certain interest rate swaps in 2003 that was not repeated in 2004, from $75 million in lower relative increases in accounts payable and accrued compensation due to timing, from $56 million of increased growth in finance receivables related to increased equipment sales, as well as other year-over-year changes. These decreases in cash were partially offset by $120 million from reduced inventories and a $113 million favorable decrease in accounts receivable and billed portion of finance receivables.

Cash flows from investing activities of $(80) million for the fourth quarter 2004 included capital expenditures and internal use software spending of $86 million, as well as the net cash spending of $12 million in connection with increasing our ownership interest in our Indian subsidiary. These expenditures were partially offset by proceeds of $11 million from divestitures and the sale of real estate and $7 million released from restricted cash. The fourth quarter 2003 primarily consisted of $205 million released from restricted cash, partially offset by capital expenditures and internal use software spending of $90 million.

Cash flows from financing activities of $(1,011) million for the fourth quarter 2004 primarily consisted of a net repayment of term and other debt of $1,042 million and dividends on our Series C preferred stock of $14 million, offset by net proceeds on secured borrowings of $27 million and proceeds from stock option exercises of $20 million. Cash flows from financing activities of $(974) million for the fourth quarter 2003 primarily consisted of scheduled payments on term and other debt of $1,194 million, dividends on our preferred stock of $25 million, offset by net proceeds on secured borrowings of $237 million.

Financing Activity

The following table compares finance receivables to financing related debt as of December 31, 2004:

(in millions)	Finance Receivables	Debt
Finance Receivables Encumbered by Loans(1) :
GE Loans - U.S.	$2,711	$2,486
GE Loans - Canada	486	426
GE Loans - U.K.	771	685
Merrill Lynch and Asset-Based Loan - France	593	435
DLL - Netherlands, Spain and Belgium	436	404

Total - Finance Receivable Securitizations	4,997	$4,436

Unencumbered Finance Receivables	3,500

Total Finance Receivables(2)	$8,497

(1)	Encumbered Finance receivables represent the net book value of finance receivables that secure each of the indicated loans.
(2)	Includes (i) Billed portion of finance receivables, net (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in the condensed consolidated balance sheets as of December 31, 2004.

Debt

Our debt maturities for 2005 and 2006 by quarter, and 2007, 2008, 2009 by year and thereafter are as follows:

(in millions)	2005	2006	2007	2008	2009	Thereafter
First Quarter	$681	$109
Second Quarter	1,500	90
Third Quarter	421	51
Fourth Quarter	472	701

Full Year	$3,074	$951	$1,366	$1,041	$959	$2,733

Debt secured by finance receivables (subset of above)	$1,897	$915	$838	$656	$27	$103

Recent Events

Redemption of Trust Preferreds

In December, we exercised our right of redemption of our liability to the Xerox trust issuing Convertible Trust Preferred Securities. Holders of substantially all of the 20.7 million trust preferred securities converted $1.035 billion aggregate principal amount of securities into 113 million shares of our common stock. The issuance of the shares upon conversion had no impact on EPS since they were previously included in diluted EPS in accordance with “if converted” methodology.

Forward-Looking Statements

This earnings release and financial review contain forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in our 2004 Third Quarter 10-Q filed with the SEC. We do not intend to update these forward-looking statements.

APPENDIX I

Xerox Corporation

Net Income per Common Share

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Basic Earnings per Common Share:
Income from continuing operations	$240	$222	$776	$360
Accrued dividends on Series B convertible preferred stock, net	—	(10)	(16)	(41)
Accrued dividends on Series C mandatory convertible preferred stock	(14)	(15)	(57)	(30)

Adjusted income from continuing operations	$226	$197	$703	$289
Gain on sale of ContentGuard, net of tax	—	—	83	—

Net Income available to common shareholders	$226	$197	$786	$289

Weighted average common shares outstanding	879,213	794,278	834,321	769,032
Basic earnings per share
Earnings from continuing operations	$0.26	$0.25	$0.84	$0.38
Gain on sale of ContentGuard, net of tax	—	—	0.10	—

Net earnings per share	$0.26	$0.25	$0.94	$0.38

Diluted Earnings per Common Share:
Income from continuing operations	$240	$222	$776	$360
Accrued dividends on Series C mandatory convertible preferred stock	—	—	—	(30)
ESOP expense adjustment, net	—	(4)	(6)	(35)
Interest on convertible securities(1), net of tax	9	14	51	—

Adjusted income from continuing operations	$249	$232	$821	$295
Gain on sale of ContentGuard, net of tax	—	—	83	—

Adjusted net income available to common shareholders	$249	$232	$904	$295

Weighted average common shares outstanding	879,213	794,278	834,321	769,032
Common shares issuable with respect to:
Stock options	15,201	11,131	14,198	8,273
Convertible securities(1)	79,136	115,417	106,272	—
Series C mandatory convertible preferred stock	74,797	80,420	74,797	—
Series B convertible preferred stock	—	44,061	17,359	51,082

Adjusted weighted average shares outstanding	1,048,347	1,045,307	1,046,947	828,387

Diluted earnings per share
Earnings from continuing operations	$0.24	$0.22	$0.78	$0.36
Gain on sale of ContentGuard, net of tax	—	—	0.08	—

Net earnings per share	$0.24	$0.22	$0.86	$0.36

(1)	The convertible securities primarily consist of the convertible liability to Xerox Capital Trust II which is described in Note 14 to our 2003 financial statements included in the 2003 Form 10-K. As noted previously, these securities were converted to common stock in December 2004 and therefore were only outstanding for part of the fourth quarter of 2004. Subsequent to conversion, the common stock is included in weighted average common shares outstanding.